Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Summit Hotel Properties, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Summit Hotel Properties, Inc. and subsidiaries of our report dated February 26, 2013, except as to notes 21 and 22, which are as of March 25, 2014, with respect to the consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows of Summit Hotel Properties, Inc. and subsidiaries for the year ended December 31, 2012, which report appears in the December 31, 2014 annual report on Form 10-K of Summit Hotel Properties, Inc.

/s/ KPMG LLP

Chicago, Illinois
August 3, 2015